                                                                     Exhibit 4.1

                               PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 1, 2004

                                 BY AND BETWEEN

                                 ZIX CORPORATION

                                       AND

                              OMICRON MASTER TRUST

                           -------------------------

                         CONVERTIBLE NOTE DUE 2005-2008

                                       AND

                          COMMON STOCK PURCHASE WARRANT

                                 ZIX CORPORATION

                               PURCHASE AGREEMENT

                         CONVERTIBLE NOTE DUE 2005-2008

                                       AND

                          COMMON STOCK PURCHASE WARRANT

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   Definitions..........................................................    1

2.   Purchases and Sales of the Note and Warrant..........................    9
     2.1   Purchase and Sale..............................................    9
     2.2   Closing........................................................    9

3.   Representations and Warranties of the Company........................   10
     3.1   Organization, Good Standing and Qualification..................   10
     3.2   Authorization..................................................   11
     3.3   Capitalization.................................................   11
     3.4   Valid Issuance, Enforceable Obligation.........................   12
     3.5   Consents.......................................................   12
     3.6   Delivery of SEC Filings; Business; Non-Public Information......   12
     3.7   Use of Proceeds................................................   13
     3.8   No Material Adverse Change.....................................   13
     3.9   Registration Statements........................................   14
     3.10  Form S-3 Eligibility...........................................   14
     3.11  No Conflict, Breach, Violation or Default......................   14
     3.12  Tax Matters....................................................   15
     3.13  Title to Properties............................................   15
     3.14  Certificates, Licenses, Authorizations and Permits.............   16
     3.15  No Labor Disputes..............................................   16
     3.16  Intellectual Property..........................................   16
     3.17  Environmental Matters..........................................   17
     3.18  Litigation.....................................................   17
     3.19  Financial Statements...........................................   17
     3.20  Insurance Coverage.............................................   18
     3.21  Compliance with Nasdaq Continued Listing Requirements..........   18
     3.22  Acknowledgement of Potential Dilution..........................   18
     3.23  Brokers and Finders............................................   18
     3.24  No Directed Selling Efforts or General Solicitation............   18

     3.25  No Integrated Offering.........................................  18
     3.26  Concerning the Collateral......................................  19
     3.27  Disclosures....................................................  19
     3.28  Absence of Rights Agreement....................................  19

4.   Representations and Warranties of the Purchaser......................  19
     4.1   Purchase Entirely for Own Account..............................  19
     4.2   Investment Experience..........................................  19
     4.3   Disclosure of Information......................................  20
     4.4   Restricted Securities..........................................  20
     4.5   Accredited Investor............................................  20
     4.6   No General Solicitation........................................  20
     4.7   Residency of Purchaser.........................................  20
     4.8   Brokers and Finders............................................  20
     4.9   Authorization..................................................  20
     4.10  Risk Factors...................................................  21
     4.11  Reliance.......................................................  21
     4.12  Absence of Certain Transactions................................  21
     4.13  Survival.......................................................  21

5.   Registration Rights Agreement and Security Agreement.................  21

6.   Certain Covenants of the Company and the Purchaser...................  21
     6.1   Rule 144.......................................................  21
     6.2   Limitation on Certain Transactions.............................  22
     6.3   Right of the Purchasers to Participate in
           Future Transactions............................................  23
     6.4   Reports and Information........................................  25
     6.5   Press Releases.................................................  27
     6.6   No Conflicting Agreements......................................  27
     6.7   Insurance......................................................  27
     6.8   Compliance with Laws...........................................  27
     6.9   Listing of Underlying Shares and Warrant Shares and
           Related Matters................................................  27
     6.10  Form 8-K.......................................................  28
     6.11  Legends........................................................  28
     6.12  Limitation on Certain Actions..................................  29
     6.13  Best Efforts...................................................  29
     6.14  Debt Obligation................................................  29
     6.15  Security Agreement; Financing Statements, Etc..................  30
     6.16  Maximum Share Amount; Stockholder Approval;
           Mandatory Redemption...........................................  30

7.   Conditions to Closing................................................  33
     7.1   Conditions to the Company's Obligations to Issue and Sell......  33

     7.2   Conditions to the Purchaser's Obligations to Purchase..........  33

8.   Miscellaneous........................................................  35
     8.1   Successors and Assigns.........................................  35
     8.2   Counterparts...................................................  36
     8.3   Titles and Subtitles...........................................  36
     8.4   Notices........................................................  36
     8.5   Expenses.......................................................  36
     8.6   Amendments and Waivers.........................................  37
     8.7   Severability...................................................  37
     8.8   Entire Agreement...............................................  37
     8.9   Further Assurances.............................................  37
     8.10  Applicable Law.................................................  37
     8.11  Remedies.......................................................  37
     8.12  Jurisdiction...................................................  38
     8.13  Survival.......................................................  38
     8.14  Construction; Purchaser Status.................................  38
     8.15  Termination....................................................  39

EXHIBITS

Exhibit A   -  Form of Note
Exhibit B   -  Form of Warrant
Exhibit C   -  Form of Registration Rights Agreement
Exhibit D   -  Form of Security Agreement
Exhibit E   -  Form of Opinion of Legal Counsel to the Company to Be Delivered
               on Closing Date
Exhibit F   -  Form of Opinion of Senior Vice President and General Counsel of
               the Company to Be Delivered on Closing Date
Exhibit G   -  Form of Press Release

SCHEDULES

Schedule 3.1   List of Subsidiaries
Schedule 3.3   Capitalization
Schedule 3.11  Notices of Certain Violations and Breaches
Schedule 3.13  Title Exceptions and Encumbrances
Schedule 3.3   Litigation

                               PURCHASE AGREEMENT

            THIS PURCHASE AGREEMENT, dated as of November 1, 2004 (this "Agreement"), by and between ZIX CORPORATION, a Texas corporation (the "Company"), and OMICRON MASTER TRUST (the "Purchaser").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to sell and issue to the Purchaser, upon the terms and subject to the conditions of this Agreement, for the Purchase Price (i) a Note (such capitalized term and all other capitalized terms used herein having the respective meanings provided herein) in principal amount set forth on the signature pages hereto and (ii) a Warrant initially entitling the holder to purchase the number of shares of Common Stock set forth on the signature pages hereto;

            WHEREAS, at or before the Closing, the parties hereto are executing and delivering, one to the other, the Registration Rights Agreement, pursuant to which, among other things, the Company will agree to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws for the resale of the shares of Common Stock issuable upon conversion of, or otherwise issued in exchange for or respect of, the Note and issuable upon exercise of the Warrant; and

            WHEREAS, at or before the Closing, the Company and the Collateral Agent shall execute and deliver, one to the other, a Security Agreement, in the form referred to herein, which provides, among other things, for the grant to the Collateral Agent for the ratable benefit of the holders from time to time of the Note and the Other Notes of a first priority security interest in certain collateral, upon the terms and with the effect as provided therein;

            NOW THEREFORE, in consideration of the premises and the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.    DEFINITIONS.

            1.1 As used in this Agreement, the terms "Agreement", "Company" and "Purchaser" shall have the respective meanings assigned to such terms in the introductory paragraph of this Agreement.

            1.2 All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

            1.3 The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

            "AMEX" means the American Stock Exchange, Inc.

            "Approved Markets" means Nasdaq, the NYSE and the AMEX.

            "Board of Directors" means the Board of Directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York or Dallas, Texas are authorized or required by law or executive order to remain closed.

            "Closing" means the closing of the purchase and sale of the Note and Warrant on the Closing Date.

            "Closing Date" means 10:00 a.m., New York City time, the date that is one Business Days after the date this Agreement is executed and delivered by the parties hereto, or such other time or date as mutually agreed by the parties hereto.

            "Closing Location" means the Law Offices of Brian W Pusch, Penthouse Suite, 29 West 57th Street, New York, New York.

            "Collateral" shall have the meaning to be provided or provided in the Security Agreement.

            "Collateral Agent" means Law Offices of Brian W Pusch, as collateral agent under the Security Agreement and from time to time its duly appointed and acting successor or successors.

            "Common Stock" means the Common Stock, $0.01 par value, of the Company.

            "Common Stock Equivalent" means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

            "Default Interest" shall have the meaning to be provided or provided in the Note.

            "Encumbrances" means all mortgages, deeds of trust, claims, security interests, liens, pledges, leases, subleases, charges, escrows, options, proxies, rights of occupancy, rights of first refusal, preemptive rights, covenants, conditional limitations, hypothecations, prior assignments, easements, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

            "Environmental Laws" shall have the meaning provided in Section
3.17.

            "Event of Default" shall have the meaning to be provided or provided in the Note.

            "Excluded Shares" shall have the meaning provided in Section 6.3(b).

            "Generally Accepted Accounting Principles" means, for any Person, the United States generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

            "Intellectual Property" means all franchises, patents, trademarks, service marks, tradenames (whether registered or unregistered), copyrights, corporate names, licenses, trade secrets, proprietary software or hardware, proprietary technology, technical information, discoveries, designs and other proprietary rights, whether or not patentable, and confidential information (including, without limitation, know-how, processes and technology) used in the conduct of the business of the Company or any Subsidiary, or in which the Company or any Subsidiary has an interest.

            "Majority Holders" shall have the meaning to be provided or provided in the Note.

            "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221).

            "Material Adverse Effect" means a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and the Subsidiaries, taken as a whole;
(ii) the validity or enforceability of, or the ability of the Company to perform its obligations under, the Transaction Documents; (iii) the rights and remedies of the Purchaser under the terms of the Transaction Documents; or (iv) the Collateral being provided pursuant to the Security Agreement or the first priority perfected security interest in the Collateral being granted to the Collateral Agent pursuant to the Security Agreement.

            "Maximum Share Amount" means 6,862,270 shares of Common Stock, which amount constitutes 19.9 percent of the shares of Common Stock outstanding on the date of this Agreement and is subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement, less (i) 166,667 shares of Common Stock underlying the Placement Agent Warrants (subject to adjustments only for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement) and (ii) such number of shares of Common Stock as may be issued or issuable in a transaction required by Nasdaq to be integrated with that contemplated by this Agreement and the Other Purchase Agreement (without in any way limiting the Purchaser's rights under Section 6.2).

            "Maximum Share Amount Deficiency" means that the Purchaser's share of the Maximum Share Amount that has been allocated to it in accordance with
Section 6.16(a) constitutes less than 110 percent of the sum of (1) the number of Underlying Shares and Warrant Shares issued or issuable to the Purchaser, assuming conversion or exercise in full of the amounts of the Note, the Warrant and the Redemption Warrant at the time outstanding and held by it and determined without regard to any limitation on conversion or exercise contained in the Transaction Documents, plus (2) the number of Underlying Shares theretofore issued to the Purchaser in lieu of cash payment of interest on the Note.

            "Maximum Share Amount Notice" means a notice given by reason of, and stating, the fact that a Maximum Share Amount Deficiency has occurred.

            "Maximum Share Amount Notice Date" means, with respect to any Maximum Share Amount Deficiency, the earlier of the date (1) the Company or the Purchaser gave, or (2) the Company was required to give, a Maximum Share Amount Notice with respect to such Maximum Share Amount Deficiency.

            "Maximum Share Amount Redemption Price" means:

            (1) with respect to redemption of the Note or any portion thereof pursuant to Section 6.16, an amount in cash equal to the greater of (A) 125% of the sum of (i) the outstanding principal amount of the Note that the Purchaser has elected to be so redeemed plus (ii) accrued and unpaid interest on such principal amount to the applicable redemption date plus
      (iii) accrued and unpaid Default Interest, if any, thereon at the rate provided in the Note to the date of such redemption and (B) the product obtained by multiplying (x) the arithmetic average of the daily VWAPs of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date on which the Purchaser gives the applicable Maximum Share Amount Redemption Notice to the Company times
      (y) the number of shares of Common Stock which would be issuable upon conversion, in accordance with Section 6 of the Note, of the principal amount of the Note to be redeemed pursuant to Section 6.16 by reason of the exercise of the Purchaser's right to require such redemption (determined without regard to any limitation on conversion contained in the Transaction Documents) if such conversion were made on the date the Purchaser gives the applicable Maximum Share Amount Redemption Notice to the Company; or

            (2) with respect to the redemption of the Warrant or the Redemption Warrant or any portion thereof pursuant to Section 6.16, an amount in cash equal to the "net issuance value" thereof or of the portion thereof to be so redeemed, determined as provided in Section 2(b) thereof, on the date the Purchaser gives the applicable Maximum Share Amount Redemption Notice, and determined without regard to any limitation on exercise thereof contained in the Transaction Documents.

            "Maximum Share Amount Redemption Date" means each date on which the Company is required to redeem all or any portion of the Note, the Warrant or the Redemption Warrant as provided in Section 6.16.

            "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Nasdaq" means the Nasdaq National Market.

            "Note" means Convertible Note due 2005-2008 in the principal amount set forth on the signature page hereto and in the form attached as EXHIBIT A issuable or issued by the Company.

            "NYSE" means the New York Stock Exchange, Inc.

            "Offering" means the offering that is the subject of this Agreement.

            "Optional Redemption Consideration" shall have the meaning to be provided or provided in the Note.

            "Other Notes" means the Convertible Notes due 2005-2008 issued by the Company pursuant to the Other Purchase Agreements.

            "Other Purchase Agreements" means the several Purchase Agreements, dated as of the date hereof, between the Company and the purchasers parties thereto pursuant to which the Company is issuing other Convertible Notes due 2005-2008 and Common Stock Purchase Warrants.

            "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

            "Placement Agent Warrants" means the common stock purchase warrants to be issued to the placement agent in connection with the transactions contemplated by this Agreement.

            "Principal Market" shall have the meaning to be provided or provided in the Note.

            "Pro Rata Share" means with respect to each capital raising transaction to which Section 6.3 applies an amount equal to the product obtained by multiplying (x) an amount equal to 33 1/3 percent of the securities being issued in such capital raising transaction times (y) a fraction of which the numerator is the original principal amount of the Note and the denominator is the sum of (i) the original principal amount of the Note plus (ii) the aggregate original principal amount of the Other Notes.

            "Purchase Price" means the amount shown on the signature pages to this Agreement as the Purchaser's Purchase Price.

            "Purchaser Share Notice" shall have the meaning provided in Section 6.11.

            "Redemption Warrant" means the Common Stock Purchase Warrant issuable or issued by the Company in the form attached as EXHIBIT F to the Note.

            "Registration Rights Agreement" means the Registration Rights Agreement by and between the Company and the Purchaser in the form attached as EXHIBIT C.

            "Registration Statement" shall have the meaning provided in the Registration Rights Agreement.

            "Regulation D" means Regulation D adopted by the SEC under the 1933 Act.

            "Repurchase Event" shall have the meaning to be provided or provided in the Note.

            "Restricted Ownership Percentage" shall have the meaning provided in
Section 6.3(b).

            "SEC" means the U.S. Securities and Exchange Commission.

            "SEC Filings" means the 2003 10-K and all other reports filed by the Company pursuant to Section 13 or 15(d) of the 1934 Act since December 31, 2003 and on or before the date of this Agreement.

            "Securities" means the Note, the Underlying Shares, the Warrant, the Redemption Warrant and the Warrant Shares.

            "Security Agreement" means the Security Agreement between the Company and the Collateral Agent in the form attached as EXHIBIT D.

            "Stockholder Approval" means approval by the Company's stockholders of issuance of the Underlying Shares and the Warrant Shares and the corresponding shares issuable in respect of the Other Notes and the common stock purchase warrants issued or issuable in connection with or upon redemption of the Other Notes, which approval shall meet the requirements of Rule 4350(i) of the Nasdaq.

            "Stockholder Meeting" shall have the meaning provided in Section 6.16(b).

            "Subsidiary" means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

            "Tender Offer" shall have the meaning to be provided or provided in the Note.

            "Trading Day" shall have the meaning to be provided or provided in the Note.

            "Transaction Documents" means this Agreement, the Registration Rights Agreement, the Note, the Warrant, the Redemption Warrant, the Security Agreement and the other agreements, instruments and documents contemplated hereby or thereby.

            "Transaction Shares" means the Underlying Shares, the Warrant Shares and any shares of Common Stock issued or issuable upon conversion of the Other Notes, in lieu of payment of cash interest on the Other Notes or upon exercise of or otherwise pursuant to the Common Stock Purchase Warrant issuable or issued pursuant to the Other Purchase Agreements or the Common Stock Purchase Warrants issued or issuable upon redemption of Other Notes.

            "2003 10-K" means the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as filed as the SEC, as amended to the date of this Agreement.

            "Underlying Shares" means the shares of Common Stock issued or issuable upon conversion of the Note or issuable or issued in lieu of payment of cash interest on the Note.

            "Variable Rate Transaction" means a transaction in which the Company issues or sells any Common Stock or Common Stock Equivalent (a) that is convertible into, exchangeable or exercisable for, or includes the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such Common Stock or Common Stock Equivalent, or (y) with a fixed conversion, exercise, exchange or purchase price that is subject to being reset at some future date after the initial issuance of such Common Stock or Common Stock Equivalent or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding customary stock split, reverse stock split, stock dividend and other anti-dilution provisions substantially similar to those set forth in clauses (1) through (7) of Section 6(c) of the Note), or (b) pursuant to an "equity line" structure in which one or more Persons commits to provide capital to the Company by the purchase of securities of the Company from time to time, whether at specified times, times determined by the Company or by such Person(s) or by mutual agreement between the Company and such Person(s), at prices based on the market prices of the Common Stock at or near the time of each purchase, which securities are registered for sale or resale pursuant to the 1933 Act.

            "VWAP" of any security on any Trading Day means the volume-weighted average price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time, using the AQR Function, for such Trading Day; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to equitable adjustments from time to time on terms consistent with Section 6(c) of the Note and otherwise reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends,
(iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock, (vi) distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (vii) Tender Offers by the Corporation or any Subsidiary for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding, and (viii) similar events relating to the Common Stock, in each case which occur, or with respect to which the "ex" date occurs, during such period.

            "Warrant" means the Company's Common Stock Purchase Warrant in the form attached hereto as EXHIBIT B.

            "Warrant Shares" means the shares of Common Stock issuable or issued upon exercise of or otherwise pursuant to the Warrant or the Redemption Warrant.

            2. PURCHASES AND SALES OF THE NOTE AND WARRANT.

            2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser, on the Closing Date, the Note and the Warrant for the Purchase Price. The Closing shall be held at the Closing Location.

            2.2 CLOSING. (a) On the Closing Date, upon the terms and subject to the conditions provided in this Agreement, the Company shall deliver or cause to be delivered to the Purchaser the following:

            (1) the Note, duly executed by the Company, registered in the name of the Purchaser, and

            (2) the Warrant, duly executed by the Company, registered in the name of the Purchaser.

            (b) At the Closing, upon the terms and subject to the conditions provided in this Agreement, the Purchaser shall deliver or cause to be delivered to the Company an amount equal to the Purchase Price, by wire transfer of immediately available funds as follow:

            (1) an amount equal to 50 percent of the Purchase Price shall be transferred to such account as shall be specified by the Company to the Purchaser prior to the Closing Date; and

            (2) an amount equal to 50 percent of the Purchase Price shall be transferred to the account established by the Collateral Agent pursuant to
      Section 3(a) of the Security Agreement.

The transfer of the amount referred to in immediately preceding clause (2) to such account by the Purchaser shall be for the convenience of the Company, and such amount shall be deemed for all purposes to have been paid to the Company as part of the Purchase Price and immediately thereafter deposited by the Company with the Collateral Agent as Collateral pursuant to the Security Agreement.

            3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to, and covenants and agrees with, the Purchaser that:

            3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company and each Subsidiary is a corporation duly incorporated, validly existing and subsisting and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify could not be reasonably likely to have a Material Adverse Effect. The Company has no Subsidiaries other than those listed in Exhibit 21 to the 2003 10-K and has no investment in any other Person except such investments as would be classified as current assets on a balance sheet of the Company, prepared in accordance with Generally Accepted Accounting Principles.

            3.2 AUTHORIZATION. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) authorization of the performance of all obligations of the Company under the Transaction Documents, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

            3.3 CAPITALIZATION. Set forth on SCHEDULE 3.3 hereto is (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date hereof; (c) the number of shares of capital stock issuable pursuant to the Company's stock option, stock purchase, stock award and similar plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to all Common Stock Equivalents outstanding or which the Company has agreed to issue (other than the Note, the Other Notes, the Warrant, the Warrants issuable pursuant to the Other Purchase Agreements, the Redemption Warrant and the Common Stock Purchase Warrants that may be issued upon redemption of the Other Notes pursuant to Section 2(b) thereof). All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 6.3 of this Agreement and the Other Purchase Agreements, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth on SCHEDULE 3.3 or in the SEC filings, there are no outstanding Common Stock Equivalents or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any Common Stock Equivalents or other equity securities of any kind, and except as contemplated by this Agreement and the Other Purchase Agreements, the Company has no plans or proposals, and is not currently in negotiations, for the issuance of any Common Stock Equivalents or capital stock of any kind. The Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the security holders of the Company relating to the securities of the Company held by them. Except as set forth on SCHEDULE 3.3, except in connection with the Other Purchase Agreements and except for registration rights relating to registration statements on file with the SEC as of the date of this Agreement, the Company has not granted any Person the right (which is now outstanding or effective) to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

            3.4 VALID ISSUANCE, ENFORCEABLE OBLIGATION. The aggregate number of shares of Common Stock issued is 34,483,770, outstanding is 32,169,896 and reserved for issuance is 11,449,982. The Company does not have any obligation to issue shares of Common Stock for which it has not reserved the number of shares of Common Stock it may obligated to issue. The Note, the Warrant and the Redemption Warrant are duly authorized by all necessary actions, corporate or otherwise, on the part of the Company; the Underlying Shares and the Warrant Shares have been duly authorized and when issued in accordance herewith and with the terms of the Note, the Warrant and the Redemption Warrant, will be validly issued, fully paid, non-assessable and free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws; and the Note and the Warrant, when issued in accordance with this Agreement, and the Redemption Warrant, when issued in accordance with the Note, will be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and the requirements for transfer set forth in this Agreement and the other Transaction Documents.

            3.5 CONSENTS. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been or will be made pursuant to applicable state securities laws and the requirements of the Nasdaq and other than the filing of a Form D by the Company with the SEC, each of which the Company undertakes to file within the applicable time periods, and other than the filing of UCC financing statements relating to the Security Agreement, which the Company shall file prior to the Closing.

            3.6 DELIVERY OF SEC FILINGS; BUSINESS; NON-PUBLIC INFORMATION. The Company has timely filed all material reports and other documents required to be filed with the SEC pursuant to the 1934 Act since December 31, 2002. At their respective times of filing with the SEC, the SEC Filings complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in any such case that has not been corrected in a subsequent filing by the Company with the SEC under the 1934 Act made prior to the date of this Agreement. The Company and the Subsidiaries are engaged only in the business described in the SEC Filings, and the SEC Filings contain a complete and accurate description of the business of the Company and the Subsidiaries in all material respects. The Company has not provided to any Purchaser (i) any information required to be filed or disclosed under the 1934 Act that has not been so filed or disclosed or (ii) any material non-public information concerning the Company and the Subsidiaries.

            3.7 USE OF PROCEEDS. The proceeds of the sale of the Note and the Warrant hereunder and of the exercise of the Warrant and the Redemption Warrant shall be used by the Company for working capital and general corporate purposes. None of such proceeds will be used, directly or indirectly (A) to make any loan to or investment in any other Person or (B) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might constitute the transactions contemplated by this Agreement a "purpose credit" within the meaning of such Regulation U of the Board of Governors of the Federal Reserve System; and neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the transactions contemplated hereby to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the 1934 Act, in each case as in effect now or as the same may hereafter be in effect.

            3.8 NO MATERIAL ADVERSE CHANGE. Since the filing of the 2003 Form 10-K with the SEC, and except as otherwise identified and described in the SEC Filings subsequently filed by the Company with the SEC pursuant to the 1934 Act, there has not been:

                  (i) any material change in the consolidated assets, liabilities, financial condition or operating results of the Company and the Subsidiaries from that reflected in the financial statements included in the 2003 10-K, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

                  (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company or any Subsidiary;

                  (iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or any Subsidiary;

                  (iv) any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it which waiver is adverse to the Company or any Subsidiary;

                  (v) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, prospects, financial condition, operating results or business of the

      Company and the Subsidiaries taken as a whole (as such business is presently conducted and the Company has publicly disclosed it is proposed to be conducted);

                  (vi) any material change or amendment to a material contract or arrangement by which the Company or any Subsidiary or any of their respective assets or properties is bound or subject;

                  (vii) any material labor difficulties or labor union organizing activities with respect to employees of or contract workers for the Company or any Subsidiary;

                  (viii) any transaction entered into by the Company or any Subsidiary other than in the ordinary course of business; or

                  (ix) any other event or condition of any character that could be reasonably likely to have a Material Adverse Effect.

            3.9 REGISTRATION STATEMENTS. During the preceding two years, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied as to form in all material respects with the 1933 Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus or supplement filed pursuant to Rule 424 under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            3.10 FORM S-3 ELIGIBILITY. The Company is currently eligible to register the resale of its Common Stock in a secondary offering on a registration statement on Form S-3 under the 1933 Act, and the Company shall use its best efforts to maintain such eligibility at least until the Registration Statement is ordered effective by the SEC.

            3.11 NO CONFLICT, BREACH, VIOLATION OR DEFAULT. (a) The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, security interest or encumbrance (other than pursuant to the Security Agreement) under
(i) the Company's Certificate of Incorporation (including any articles of amendment or articles designating series of shares) or the Company's Bylaws, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their respective assets or properties, or (iii) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the properties of the Company or any Subsidiary is subject.

            (b) The Company and each Subsidiary (i) is not in violation of any statute, rule or regulation applicable to the Company or any Subsidiary or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or any Subsidiary or any of their respective assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject, except for breaches or violations which, individually or in aggregate, could not reasonably be likely to have a Material Adverse Effect. Except as set forth in SCHEDULE 3.18, to the best of the Company's knowledge, neither the Company nor any Subsidiary has received notice from any Person of any claim or investigation that, if adversely determined, would render the representations or warranties in the preceding sentence untrue or incomplete.

            3.12 TAX MATTERS. The Company and the Subsidiaries have timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by them, except where failure to make such payment would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any foreign, U.S. federal, state, or local taxing authority, except such as are not material. All material taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company's knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property which if adversely decided, would have a Material Adverse Effect. There are no outstanding tax sharing agreements or other such arrangements between the Company or any Subsidiary and any other Person.

            3.13 TITLE TO PROPERTIES. Except as disclosed on Schedule 3.13, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from Encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by the Company or such Subsidiary; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by the Company or such Subsidiary.

            3.14 CERTIFICATES, LICENSES, AUTHORIZATIONS AND PERMITS. The Company and each Subsidiary possesses adequate certificates, licenses, authorizations or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it except for those which, if not possessed by the Company or such Subsidiary, individually or in the aggregate could not be reasonably likely to have a Material Adverse Effect, and has not received any notice of proceedings relating to the revocation or modification of any such certificate, license, authorization or permit that, if determined adversely to the Company or any Subsidiary, could individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

            3.15 NO LABOR DISPUTES. No material labor dispute with the employees of or contract workers for the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent.

            3.16 INTELLECTUAL PROPERTY. (1) The Company and each Subsidiary holds all Intellectual Property that it owns free and clear of all Encumbrances and restrictions on use or transfer, whether or not recorded, and has sole title to and ownership of or has the full, exclusive (subject to the rights of its licensees) right to use in its field of business such Intellectual Property; and the Company and each Subsidiary holds all Intellectual Property that it uses but does not own under valid licenses from others; (2) the use of the Intellectual Property by the Company or any Subsidiary does not, to the knowledge of the Company, violate or infringe on the rights of any other Person; (3) except as set forth on SCHEDULE 3.16, neither the Company nor any Subsidiary has received any notice of any conflict between the asserted rights of others and the Company or any Subsidiary with respect to any Intellectual Property; (4) the Company and each Subsidiary has used its commercially reasonable best efforts to protect its rights in and to all Intellectual Property used by it in its business or in which it has an interest; (5) the Company and each Subsidiary are in compliance with all material terms and conditions of its agreements relating to the Intellectual Property; (6) except as set forth on SCHEDULE 3.16, neither the Company nor any Subsidiary is, or since December 31, 2001 has been, a defendant in any action, suit, investigation or proceeding relating to infringement or misappropriation by the Company or any Subsidiary of any Intellectual Property nor has the Company or any Subsidiary been notified of any alleged claim of infringement or misappropriation by the Company or any Subsidiary of any Intellectual Property; (7) to the knowledge of the Company, none of the products or services the Company and the Subsidiaries are researching, developing, propose to research and develop, make, have made, use, or sell, infringes or misappropriates any Intellectual Property right of any third party;
(8) none of the trademarks and service marks used by the Company or any Subsidiary, to the knowledge of the Company, infringes the trademark or service mark rights of any third party; and (9) to the Company's knowledge none of the material processes and formulae, research and development results and other know-how relating to the Company's or the Subsidiaries' respective businesses, the value of which to the Company or any Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person other than Persons bound by written confidentiality agreements.

            3.17 ENVIRONMENTAL MATTERS. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim could individually or in the aggregate be reasonably likely to have a Material Adverse Effect; and neither the Company nor any Subsidiary is aware of any pending investigation that might lead to such a claim.

            3.18 LITIGATION. Except as set forth on SCHEDULE 3.18, there are no pending actions, suits or proceedings against or affecting the Company or any Subsidiary or any of their respective properties that, if determined adversely to the Company or such Subsidiary, would individually or in the aggregate have a Material Adverse Effect, or which are otherwise material in the context of the sale of the Securities; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated. SCHEDULE 3.18 sets forth a list of all actions pending on threatened by or on behalf of shareholders of the Company.

            3.19 FINANCIAL STATEMENTS. The consolidated financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates reported and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods reported, all in conformity with Generally Accepted Accounting Principles applied on a consistent basis and in conformity with the rules and regulations of the SEC under the 1934 Act applicable to the Company, subject, in the case of unaudited financial statements, to (1) normal recurring year-end adjustments, all of which that are necessary for a fair presentation of such financial statements have been included, and (2) the absence of all required notes thereto. Except as set forth in the consolidated financial statements of the Company included in the SEC Filings filed prior to the date hereof or on
SCHEDULE 3.18, neither the Company nor any Subsidiary has any liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Company and the Subsidiaries, taken as a whole.

            3.20 INSURANCE COVERAGE. The Company and each Subsidiary maintains in full force and effect insurance coverage, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

            3.21 COMPLIANCE WITH NASDAQ CONTINUED LISTING REQUIREMENTS. The Company is in compliance with all applicable Nasdaq continued listing requirements, except where failure to comply would not result in de-listing from or the imposition of restrictions or limitations by Nasdaq, and is in good standing on such market. There are no proceedings pending or to the Company's knowledge threatened against the Company relating to the continued listing of the Company's Common Stock on Nasdaq and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the suspension of trading of the Common Stock on, or delisting of the Common Stock from, Nasdaq.

            3.22 ACKNOWLEDGEMENT OF POTENTIAL DILUTION. The Company understands that the number of shares of Common Stock issuable pursuant to the Note, the Warrant, the Redemption Warrant, the Other Notes and the other securities issuable pursuant to the Other Purchase Agreements or the Other Notes may be substantial and that such issuance may have a dilutive effect on the Company's equity capitalization.

            3.23 BROKERS AND FINDERS. The Purchaser shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company.

            3.24 NO DIRECTED SELLING EFFORTS OR GENERAL SOLICITATION. Notwithstanding anything contained on any schedule hereto, neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

            3.25 NO INTEGRATED OFFERING. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would (1) adversely affect reliance by the Company on Section 4(2) of the 1933 Act and Regulation D for the exemption from registration under the 1933 Act for the transactions contemplated hereby or would require registration of the offer and sale of the Note, the Warrant, the Redemption Warrant, the Underlying Shares or the Warrant Shares to the Purchaser under the 1933 Act; or (2) require the integration of the offering of the Securities with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of Nasdaq.

            3.26 CONCERNING THE COLLATERAL. Upon execution and delivery of the Security Agreement by the Company and the Collateral Agent and completion of the filings referred to in Schedule I to EXHIBIT D to this Agreement, the Collateral Agent will have a first priority perfected security interest in the Collateral for the ratable benefit of the holders of the Note and the Other Notes.

            3.27 DISCLOSURES. For purposes of this Agreement and the transactions contemplated hereby, none of the representations or warranties made by the Company under any of the Transaction Documents and no written information furnished by the Company pursuant hereto, or in any other document, certificate or written statement furnished by the Company to the Purchaser or any authorized representative of the Purchaser, pursuant to the Transaction Documents or in connection therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

            3.28 ABSENCE OF RIGHTS AGREEMENT. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change of control in the Company.

            4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company that:

            4.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Securities to be acquired by the Purchaser pursuant to this Agreement will be acquired for the Purchaser's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable securities laws.

            4.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge of and experience with securities and financial or business matters that it is capable of evaluating the merits and risks of the purchase of the Note and Warrant and any conversion or exercise thereof into Underlying Shares or Warrant Shares; provided, that, nothing herein shall limit the provisions of Section 6.1.

            4.3 DISCLOSURE OF INFORMATION. The Purchaser has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of the Securities; provided however, that neither such inquiries nor any other investigation conducted by the Purchaser shall modify, amend, limit or otherwise affect the Purchaser's right to rely on the Company's representations and warranties contained in the Transaction Documents or made pursuant to the Transaction Documents.

            4.4 RESTRICTED SECURITIES. The Purchaser understands that the Note, the Warrant, the Redemption Warrant and the Warrant Shares, and the Underlying Shares acquired upon conversion of or in payment of interest on the Note prior to the date that is two years after the Closing Date, are or will be characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

            4.5 ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D.

            4.6 NO GENERAL SOLICITATION. The Purchaser did not learn of the offering of the Note and Warrant through any public advertising or general solicitation (as these terms are used in Regulation D).

            4.7 RESIDENCY OF PURCHASER. The Purchaser is a resident of the state or other jurisdiction indicated below the Purchaser's name on the signature pages to this Agreement.

            4.8 BROKERS AND FINDERS. The Company shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of the Purchaser; and the Purchaser has not engaged any such broker or finder in connection with the negotiation, execution and delivery of this Agreement.

            4.9 AUTHORIZATION. The Purchaser has full corporate power and authority and has taken all requisite action on the part of the Purchaser, its partners, officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents and (ii) authorization of the performance of all obligations of the Purchaser under the Transaction Documents. The Transaction Documents constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

            4.10 RISK FACTORS. Without limiting any of the Purchaser's other representations and warranties hereunder, the Purchaser acknowledges that the Purchaser has reviewed and is aware of the risk factors described in the SEC Filings.

            4.11 RELIANCE. The Purchaser has consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of an investment in the Note and Warrant and has not relied on the SEC Filings or the Company, its officers, directors or professional advisors as to such consequences.

            4.12 ABSENCE OF CERTAIN TRANSACTIONS. From the date the Purchaser first learned of the offering of the Notes and Warrants to the day prior to execution and delivery of this Agreement, the Purchaser has not made any short sales of the Common Stock.

            4.13 SURVIVAL. The Purchaser acknowledges that the representations, warranties and agreements made by the Purchaser herein shall survive the execution and delivery of this Agreement and the purchase of the Note and Warrant.

            5. REGISTRATION RIGHTS AGREEMENT AND SECURITY AGREEMENT. The Company acknowledges and agrees that the Company's execution and delivery of, and full performance of its obligations under, the Registration Rights Agreement and the Security Agreement are a material inducement to the Purchaser to execute and deliver this Agreement and purchase and pay for the Note and Warrant. The Company agrees to execute and deliver to the Purchaser the Registration Rights Agreement and to execute and deliver to the Collateral Agent the Security Agreement, in each such case at or before the Closing.

            6. CERTAIN COVENANTS OF THE COMPANY AND THE PURCHASER.

            6.1 RULE 144. The Company acknowledges that, for purposes of determining the holding period under Rule 144 for Underlying Shares issued upon conversion of, or in lieu of cash payment of interest on, the Note, the holding period of such Underlying Shares shall be tacked to the holding period of the Note and for purposes of determining the holding period under Rule 144 for the Redemption

Warrant, the holding period of the Redemption Warrant may be tacked to the holding period of the Note. The Company agrees not to take a position contrary thereto unless the SEC or its staff by rule or interpretation changes its rules and interpretations thereof in effect on the date of this Agreement or such rules or interpretations are held invalid or incorrect by a court of competent jurisdiction. Nothing in this Section 6.1 shall affect the requirement in
Section 6.11 for delivery of an opinion of counsel as and when required thereby.

            6.2 LIMITATION ON CERTAIN TRANSACTIONS.

            (a) Beginning as of the date of this Agreement and until the effective date of the Registration Statement as contemplated by the Registration Rights Agreement, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser's sole discretion), the Company shall not issue or sell or agree to issue or sell any securities in a capital raising transaction, unless such securities will not be, and are not, registered for sale or resale under the 1933 Act until on or after the effective date of the Registration Statement, provided that the limitation of this Section 6.2(a) shall not apply to securities issued pursuant to the Company's duly adopted employee or director bona fide share and option plans or pursuant to exercise or conversion of Common Stock Equivalents that are outstanding on the date of this Agreement.

            (b) So long as the Note remains outstanding, without the prior written consent of the registered holder of the Note (which consent may be withheld in such holder's sole discretion), the Company shall not issue or sell, or agree to issue or sell, any securities in a Variable Rate Transaction.

            (c) If the Company proposes to make an offering of its equity or debt securities within six months after the Closing Date, other than any offering under the 1933 Act that constitutes a public offering that is exempt from the requirement for stockholder approval under Rule 4350(i) of Nasdaq, the Company shall not make such offering unless prior thereto, the Company shall have satisfied the requirements of one of the following and shall have furnished to the Purchaser a certificate setting forth a brief statement of the relevant facts, confirming that the Company has satisfied the requirements of this
Section 6.2(c) in connection therewith and identifying the clause below that has been satisfied:

            (1) the Company shall first disclose the terms and conditions and other relevant facts of such proposed transaction and the Offering to Nasdaq and Nasdaq shall have confirmed that such transaction will not be integrated with the Offering for purposes of Rule 4350(i) of Nasdaq rules; or

            (2) the Company shall first disclose the terms and conditions and other relevant facts of such proposed transaction and the Offering to Nasdaq and Nasdaq shall have confirmed that, although such transaction and the Offering may be integrated for purposes of Rule 4350(i) of the Nasdaq rules, the Offering and such transaction will not, when taken together with one another and any other transaction required to be integrated herewith or therewith, constitute a sale of Common Stock, or Common Stock Equivalents convertible or exercisable, at a price less than the greater of book value or market value for purposes of Rule 4350(i).

If the Company is unable to obtain such assurance, the Company shall not make the offering of such securities unless prior to issuance of such securities the Company shall have obtained stockholder approval therefor that meets the requirements of Rule 4350(i).

            (d) If the Company fails to comply with this Section 6.2, then, in addition to any other rights and remedies of the Purchaser, at the election of the Purchaser, the Company shall redeem within five days after such election all, or such portion as specified in writing to the Company by such Purchaser, of the Note for the Optional Redemption Consideration, for which purpose the cash portion of the Optional Redemption Consideration shall be computed as 120% of the principal amount of the Note or portion thereof so specified by the Purchaser to be redeemed and otherwise as if such redemption were made under
Section 2(b) of the Note.

            6.3 RIGHT OF THE PURCHASERS TO PARTICIPATE IN FUTURE TRANSACTIONS.

            (a) RIGHT TO PARTICIPATE. The Purchaser will have a right to participate, on the terms and conditions set forth in this Section 6.3, in all sales by the Company of any of the Company's securities in a capital raising transaction that occur within two years after the Closing Date, other than any such sale that is a public offering underwritten on a firm commitment basis and registered with the SEC under the 1933 Act; provided, however, that if the only Persons eligible to purchase securities in a particular such transaction are "accredited investors," as defined in Regulation D, then the Purchaser must be an accredited investor in order to purchase securities in such transactions. For any such transaction during such period, the Company shall give ten Business Days advance written notice to the Purchaser prior to any offer or sale of any of the Company's securities in such transaction by providing to the Purchaser a term sheet which (1) contains all significant business terms of such proposed transaction, (2) is sufficiently detailed so as to reasonably permit the Purchaser the opportunity to determine whether or not to exercise its rights under this Section 6.3 and (3) is at least as detailed as the term sheet or summary of such transaction as the Company shall furnish to any offeree or broker in such transaction. The Purchaser shall have the right to participate in such proposed transaction and to purchase its Pro Rata Share of such securities which are the subject of such proposed transaction for the same consideration and on the same terms and conditions as contemplated for sales to third parties in such transaction (or such lesser portion thereof as specified by the Purchaser). If the Purchaser elects to exercise its rights hereunder it must deliver written notice to the Company within five Business Days following receipt from the Company of the notice and term sheet meeting the requirements of this Section 6.3, which notice from the Purchaser shall be conditional upon
(1) the Purchaser's receipt of satisfactory definitive documents for such transaction from the Company if the Company has not furnished final definitive documents for such transaction to the Purchaser at or before the time the Company gives such notice of such transaction to the Purchaser, and (2) the satisfaction of the other conditions precedent to the obligations of purchasers generally in such transaction to complete such transaction. If, subsequent to the Company giving notice to the Purchaser hereunder but prior to the Purchaser exercising its right to participate (or the expiration of the five Business Day period without response from the Purchaser or the rejection of such offer for such financing by the Purchaser), the terms and conditions of the proposed sales to third parties in such transaction are changed from those disclosed in the term sheet provided to the Purchaser, the Company shall be required to provide a new notice and term sheet meeting the requirements of this Section 6.3, reflecting such revised terms, to the Purchaser hereunder and the Purchaser shall have the right, which must be exercised within five Business Days of such new notice and such revised term sheet, to exercise its rights to purchase the securities on such changed terms and conditions and otherwise as provided hereunder. If the Purchaser does not exercise its rights hereunder with respect to a proposed transaction within the period or periods provided, or affirmatively declines to engage in such proposed transaction with the Company, then the Company may proceed with such proposed transaction on the same terms and conditions as noticed to the Purchaser (assuming the Purchaser has consented to the transaction, if required, pursuant to Section 6.2 and such transaction does not violate any other term or provision of the Transaction Documents) with the Purchaser if it has elected to participate in such proposed transaction, provided that if such proposed transaction is not consummated within 75 days following the Company's notice hereunder, then the rights hereunder shall again be afforded to the Purchaser for such proposed transaction. The rights and obligations of this Section 6.3 shall in no way limit or restrict the other rights of the Purchaser pursuant to this Section 6.

            (b) LIMITATION ON RIGHT OF FIRST REFUSAL. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired directly or through acquisition of Common Stock Equivalents by the Purchaser pursuant to any transaction to which this Section 6.3 applies shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by the Purchaser (other than by virtue of the ownership of securities or rights to acquire securities (including the Note, the Warrant and the Redemption Warrant) that have limitations on the Purchaser's right to convert, exercise or purchase similar to the limitation set forth herein (the "Excluded Shares")), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of ownership of Excluded Shares) by Persons whose beneficial ownership of Common Stock would be aggregated with the beneficial ownership of the Purchaser for purposes of determining whether a group exists or for purposes of determining the Purchaser's beneficial ownership in either case for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, would result in beneficial ownership by the Purchaser or such group of more than 4.9% of the shares of the Company's Common Stock (the "Restricted Ownership Percentage"), computed in accordance with Regulation 13D-G. The Purchaser shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company in the event and only to the extent that Section 13(d) or 16 of the 1934 Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder from 5% or 10%, respectively. If the Purchaser is unable by reason of the Restricted Ownership Percentage to acquire the full amount of securities which the Purchaser would otherwise be entitled to acquire pursuant to this Section 6.3 then (1) the Company shall include in the terms of the securities which the Purchaser is entitled to purchase under this Section
6.3 a provision comparable to Section 6(h) of the Note and (2) if, notwithstanding the inclusion of the provision required by the immediately preceding clause (1), the Purchaser remains unable to acquire the full amount of securities which the Purchaser would otherwise be entitled to acquire under this
Section 6.3, and thereafter, at any time until the date that is 90 days after the latest closing of the sale of securities in such transaction by the Company to Persons other than (x) the Purchaser and (y) any Person who is entitled to purchase securities in such transaction pursuant to Section 6.3 of the Other Purchase Agreements, the Purchaser could acquire such securities without exceeding its Restricted Ownership Percentage, then the Purchaser shall be entitled to acquire such securities at such time. The Company will provide notice to the Purchaser of the date of such latest closing of the sale of securities in such transaction within five Business Days after such closing.

            (c) RIGHT APPLICABLE TO SUCCESSIVE TRANSACTIONS. The rights of the Purchaser under this Section 6.3 shall apply to all capital raising transactions described in Section 6.3(a) that occur during the period specified in Section 6.3(a).

            6.4 REPORTS AND INFORMATION. For so long as the Purchaser beneficially owns any of the Securities, the Company will furnish to the Purchaser the following reports and information, each of which shall be provided to the Purchaser by e-mail (at such address as specified in writing by the Purchaser for such purpose) or reputable overnight courier:

            (a) QUARTERLY FINANCIAL INFORMATION. In the absence of a Quarterly Report on Form 10-Q filed with the SEC for any of the Company's first three fiscal quarters in any fiscal year, within five days after the due date (determined without regard to any permitted extensions) for filing such report with the SEC for such fiscal quarter consolidated balance sheets of the Company as at the end of each of the Company's first three fiscal quarters and the related consolidated statements of operations, stockholders' equity and cash flows for such period and for the portion of the Company's fiscal year ended on the last day of such quarter, all in reasonable detail and certified by the principal financial officer of the Company to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, subject to
(1) normal recurring year-end adjustments, all of which that are necessary for a fair presentation of such financial statements shall be included in such financial statements, and (2) the absence of all required notes.

            (b) ANNUAL FINANCIAL INFORMATION. In the absence of an Annual Report on Form 10-K timely filed with the SEC for a particular fiscal year, within 15 days after the due date (determined without regard to any permitted extensions) for filing such report with the SEC for such fiscal year a consolidated balance sheet of the Company as at the end of each fiscal year and the related consolidated statements of earnings, stockholders' equity and cash flows for such year, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and accompanied by the report on such consolidated financial statements of the Company's independent certified public accountant.

            (c) OTHER INFORMATION. Such other information relating to the Company and the Subsidiaries as from time to time may reasonably be requested by the Purchaser provided the Company or its Subsidiary has such information available to it in the ordinary course of its business, and further provided that the Company, solely in its own discretion, determines that such information is not confidential in nature and disclosure to the Purchaser would not be harmful to the Company or its Subsidiary or violate applicable law.

            (d) LIMITATION ON MATERIAL NON-PUBLIC INFORMATION. Notwithstanding anything to the contrary contained in this Section 6.4(d), the Company shall not disclose material nonpublic information to the Purchaser, or to advisors to or representatives of the Purchaser, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Purchaser, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review. The Company may, as a condition to disclosing any material nonpublic information hereunder, require the Purchaser's advisors and representatives to enter into a confidentiality agreement (including an acknowledgement by such advisors and representatives as to their legal obligations regarding trading in Common Stock during such period of time as they are in possession of material nonpublic information) in form reasonably satisfactory to the Company and the Purchaser.

            (e) RULE 144. The Company agrees to make publicly available on a timely basis the information required by Rule 144(c) under the 1933 Act.

            6.5 PRESS RELEASES. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchaser for comment at least two Business Days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the Nasdaq or other securities exchange or market which at the time constitutes the principal market for the Common Stock. The Company shall, contemporaneously with the Closing on the Closing Date or as promptly as possible thereafter on the Closing Date, issue a press release, in the form of EXHIBIT G hereto, concerning the transactions contemplated hereby which press release shall be issued during trading hours on the Nasdaq. The Company's other press releases and other public information, to the extent concerning the Transaction Documents, shall contain such information as reasonably requested by the Purchaser and be reasonably approved by the Purchaser prior to issuance.

            6.6 NO CONFLICTING AGREEMENTS. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchaser under the Transaction Documents.

            6.7 INSURANCE. For so long as the Purchaser beneficially owns any of the Securities, the Company shall, and shall cause each Subsidiary to, have in full force and effect (a) insurance that the Company reasonably believes to be adequate on all assets and activities of a type customarily insured by companies comparably situated to the Company and the Subsidiaries, covering property damage and loss of income by fire or other casualty, and (b) insurance that the Company reasonably believes to be adequate to protect against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and the Subsidiaries to insure.

            6.8 COMPLIANCE WITH LAWS. So long as the Purchaser beneficially owns any Securities, the Company will use reasonable efforts to comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance (in one instance or in the aggregate) could not be reasonably likely to have a Material Adverse Effect.

            6.9 LISTING OF UNDERLYING SHARES AND WARRANT SHARES AND RELATED MATTERS. The Company agrees to obtain the listing of the Underlying Shares and Warrant Shares on Nasdaq not later than the Closing Date (or such earlier date as required by Nasdaq) and, to the extent necessary, to take such action to cause the Underlying Shares and the Warrant Shares to continue to be listed on the Nasdaq. The Company agrees that if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Underlying Shares and Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. For so long as any of the Note, the Warrant or the Redemption Warrant remains outstanding and for a period of at least 30 days immediately thereafter, the Company will use its best efforts to continue the listing and trading of its Common Stock on at least one of the Approved Markets, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the Common Stock thereon.

            6.10 FORM 8-K. Within two Business Days after the Closing Date, the Company will publicly report the issue and sale of the Note and Warrant and the securities issued pursuant to the Other Purchase Agreements by filing with the SEC a Current Report on Form 8-K under the 1934 Act which report shall describe the material terms and include copies of the Transaction Documents as exhibits to such report.

            6.11 LEGENDS. Until registered for resale pursuant to the Registration Rights Agreement or, in the absence of such registration, until sales under Rule 144(k) under the 1933 Act are permitted, certificates evidencing the Underlying Shares and the Warrant Shares may bear the following legend:

      "The shares represented by this certificate may not be transferred without
      (i) an opinion of counsel reasonably satisfactory to the corporation that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws; or (ii) such registration or qualification."

and such legend as may be required by the authorities of any state in connection with the qualification of the Underlying Shares and the Warrant Shares for sale, or exemption therefrom, in such state. Upon registration for resale pursuant to the Registration Rights Agreement or, in the absence of such registration, upon Rule 144(k) under the 1933 Act becoming available and delivery by the Purchaser of the opinion of counsel (who may be counsel for the holder of such shares) referred to in the form of legend set forth above in this Section 6.11, the Company shall promptly (but in no event later than five Business Days after surrender of the legended certificates to the Company) cause certificates evidencing the Underlying Shares and Warrant Shares previously issued to be replaced with certificates which do not bear the restrictive legends specified above in this Section 6.11, and all Underlying Shares and Warrant Shares subsequently issued shall not bear the restrictive legend specified above in this Section 6.11. If the Purchaser notifies the Company that, within three Business Days after surrender of such legended certificates, the Purchaser has not received such certificates without such restrictive legends (each, a "Purchaser Share Notice"), and the Purchaser does not receive such certificates without such restrictive legends within two Business Days after giving a particular Purchaser Share Notice, then the Company shall pay partial liquidated damages to the Purchaser in cash on demand, calculated at the rate of 2% per month of the original Purchase Price of the Note in respect of which such Underlying Shares are issuable or issued, and the purchase price paid upon exercise of the Warrant in respect of which such Warrant shares are issuable or issued, and in any such case for which the certificates have not been provided in compliance with the above, for each day so long as the Company fails to provide such certificates. Notwithstanding the foregoing the Company shall not be liable to the Purchaser for such partial liquidated damages to the extent the failure of the Company to deliver or to cause to be delivered the unlegended securities results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Company (it being understood that the action or failure to act of the Company's Transfer Agent shall not be deemed an event outside the control of the Company except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of such Transfer Agent or the bankruptcy, liquidation or reorganization of such Transfer Agent under any bankruptcy, insolvency or other similar law). The Purchaser agrees that any sale by the Purchaser of Underlying Shares and Warrant Shares pursuant to the Registration Statement shall be made by the Purchaser in compliance with the prospectus delivery requirements of the 1933 Act and in accordance with the plan of distribution set forth in the Registration Statement and related prospectus, as amended and supplemented from time to time.

            6.12 LIMITATION ON CERTAIN ACTIONS. From the date of execution and delivery of this Agreement by the parties hereto to the date of issuance of the Note, the Company (1) shall comply with Section 4 of the Note as if the Note were outstanding, (2) shall not take any action which, if the Note were outstanding, (A) would constitute an Event of Default or, with the giving of notice or the passage of time or both, would constitute an Event of Default or
(B) would constitute a Repurchase Event or, with the giving of notice or the passage of time or both, would constitute a Repurchase Event.

            6.13 BEST EFFORTS. Each of the parties shall use its best efforts timely to satisfy each of the conditions to the other party's obligations to sell and purchase the Note and Warrant set forth in Section 7.1 or 7.2, as the case may be, of this Agreement on or before the Closing Date.

            6.14 DEBT OBLIGATION. So long as any portion of the Note is outstanding, the Company shall cause its books and records to reflect the Note as a debt of the Company in its unpaid principal amount, shall cause its financial statements to reflect the Note as a debt of the Company in such amount as shall be the greatest amount permitted in accordance with Generally Accepted Accounting Principles and as a valid senior debt obligation of the Company for money borrowed that is secured by the Collateral (unless all Collateral shall have been released pursuant to the Security Agreement and the security interest thereunder shall have terminated).

            6.15 SECURITY AGREEMENT; FINANCING STATEMENTS, ETC. The Company agrees to execute and deliver to the Collateral Agent at or before the Closing the Security Agreement in the form attached hereto as EXHIBIT D. The Company shall prepare and at or before the Closing file with the appropriate officials, Uniform Commercial Code financing statements on Form UCC-1 relating to the Collateral in which the Company is granting a security interest to the Collateral Agent for the benefit of the holders of the Note and the Other Notes pursuant to the Security Agreement. Prior to the Closing, the Company shall provide to the Purchaser evidence of such filings and customary search reports of the relevant Uniform Commercial Code filing offices.

            6.16 MAXIMUM SHARE AMOUNT; STOCKHOLDER APPROVAL; MANDATORY REDEMPTION. (a) Notwithstanding any other provision in the Transaction Documents, unless (x) the Stockholder Approval shall have been obtained, (y) Nasdaq shall have determined that the 20% limitation in Rule 4350(i) of Nasdaq is inapplicable to the Note, the Warrant and the Redemption Warrant or (z) Nasdaq shall have waived the requirements of Rule 4350(i) with respect to the Note, the Warrant and the Redemption Warrant, the Company shall not be required to issue more than the Maximum Share Amount as Transaction Shares, subject to the requirements of this Section 6.16. The Maximum Share Amount shall be allocated immediately after the Closing among the Purchaser and the purchasers under the Other Purchase Agreements pro rata based on the original principal amount of the Note and the Other Notes. So long as the Purchaser has not transferred the Note, the Warrant or the Redemption Warrant, the Purchaser may treat its portion of the Maximum Share Amount as available for issuance of Underlying Shares or Warrant Shares as it determines in its sole discretion. If the Note, the Warrant or the Redemption Warrant is surrendered for transfer in whole or in part to another Person, in connection therewith the Purchaser shall specify by notice to the Company the portion of the remaining amount of the Purchaser's share of the Maximum Share Amount to be allocated to the holder of such transferred Note, Warrant or Redemption Warrant, and the Company may require such transferee to acknowledge the same in writing as a condition precedent to such transfer. If the Purchaser no longer holds any Note, Warrant or Redemption Warrant by reason of its conversion and exercise in full of all such instruments held by it or if a particular purchaser under any other Purchase Agreement no longer holds any Other Note, common stock purchase warrant issued pursuant to such

Other Purchase Agreement or common stock purchase warrant issued upon redemption of such Other Note by reason of its conversion and exercise in full of all such instruments held by it, or if any Person who holds any such instrument issued upon transfer or split-up of any thereof shall no longer hold any such instrument by reason of its conversion and exercise in full of all such instruments held by it, then in each such case any portion of the Maximum Share Amount allocated to the Purchaser, such other purchaser or such Person, as the case may be, and unused by it shall be re-allocated among all remaining holders of such instruments pro rata in proportion to their respective shares of the Maximum Share Amount remaining unused immediately before such re-allocation.

            (b) The Company shall promptly, but in no event later than five Business Days, after the occurrence of a Maximum Share Amount Deficiency give a Maximum Share Amount Notice to the Purchaser, and the Purchaser may at any time after the occurrence of a Maximum Share Amount Deficiency give a Maximum Share Amount Notice to the Company, in either case if at any time there shall be a Maximum Share Amount Deficiency. If the Company shall have given or been required to give a Maximum Share Amount Notice, or if the Purchaser shall have given a Maximum Share Amount Notice, then the Company shall seek, and use its best efforts to obtain, on or before the date which is 60 days after the applicable Maximum Share Amount Notice Date, the Stockholder Approval. If required by this Section to seek the Stockholder Approval, the Company shall call a Stockholder Meeting to be held within 60 days after the applicable Maximum Share Amount Notice Date, shall prepare and file with the SEC as promptly as practical, but in no event later than 15 days after the applicable Maximum Share Amount Notice Date, preliminary proxy materials that meet the requirements of Section 14 of the 1934 Act and the SEC's rules and regulations thereunder and which shall set forth a proposal to seek the Stockholder Approval, and the Board of Directors shall recommend approval thereof by the Company's stockholders. The Company shall mail and distribute its proxy materials for the Stockholder Meeting to its stockholders at least 30 days prior to the date of the Stockholder Meeting, shall actively solicit proxies to vote for the Stockholder Approval and, prior to mailing such proxy materials to its stockholders, shall retain a proxy solicitation firm of recognized national standing to assist in the solicitation. The Company shall provide the Purchaser an opportunity to review and comment on such proxy materials by providing (which may be by e-mail) copies of such proxy materials and any revised preliminary proxy materials to the Purchaser a reasonable period of time prior to their filing with the SEC. The Company shall provide (which may be by e-mail) the Purchaser copies of all correspondence from or to the SEC or its staff concerning the proxy materials for the Stockholder Meeting promptly after the same is sent or received by the Company and summaries of any comments of the SEC staff which the Company receives orally promptly after receiving such oral comments. The Company shall furnish (which may be by e-mail) to the Purchaser and its legal counsel a copy of its definitive proxy materials for the Stockholder

Meeting and any amendments or supplements thereto promptly after the same are first used, mailed to stockholders or filed with the SEC, shall inform the Purchaser of the progress of solicitation of proxies for such meeting and shall inform the Purchaser of any adjournment of the Stockholder Meeting and shall report the result of the vote of stockholders on such proposition at the conclusion of the Stockholder Meeting. If the Company shall have failed to obtain the Stockholders Approval within 60 days after the applicable Maximum Share Amount Notice Date, or if the sum of (1) the number of Underlying Shares and Warrant Shares issued or issuable to the Purchaser upon conversion or exercise of the Note, the Warrant and the Redemption Warrant, assuming conversion in full of the Note, the Warrant and the Redemption Warrant, if any, outstanding at such time and held by the Purchaser, determined without regard to any limitation on conversion or exercise contained in the Transaction documents, plus (2) the number of Underlying Shares theretofore issued to the Purchaser in lieu of cash payment of interest on the Note shall exceed the Purchaser's share of the Maximum Share Amount, then until the Company obtains the Stockholder Approval or such excess no longer exists, the Purchaser shall have the right, exercisable by giving a Maximum Share Amount Redemption Notice (which notice may be contained in a Maximum Share Amount Notice given by the Purchaser) to the Company, to require the Company to redeem all, or from time to time any part, as specified in such Maximum Share Amount Redemption Notice, of the portion of the Purchaser's outstanding Note, Warrant or Redemption Warrant (which, if applicable, shall be all of the Purchaser's outstanding Note, Warrant or Redemption Warrant) as shall not, on the Business Day prior to the date of such redemption, be convertible into or exercisable for shares of Common Stock by reason of the limitation imposed by the portion of the Maximum Share Amount allocated to the Purchaser (determined without regard to any limitation on conversion or exercise contained in the Transaction Documents), within ten Business Days after the Purchaser so notifies the Company, at the applicable Maximum Share Amount Redemption Price.

            (c) Nothing in this Section 6.16 shall relieve the Company of its obligation to pay the principal of and interest on and all other amounts due in respect of the Note and the other Transaction Documents as and when required by the terms hereof and thereof. Notwithstanding the giving of any Maximum Share Amount Notice, the giving or the absence of any Maximum Share Amount Redemption Notice by the Purchaser or any redemption of the Note, the Warrant or the Redemption Warrant, or any portion thereof, held by the Purchaser pursuant to this Section, thereafter the provisions of this Section shall continue to be applicable on any subsequent occasion. The Company shall not take any action that would result in a Maximum Share Amount Deficiency. The Company shall limit the portion of the Maximum Share Amount available to the holder of the Placement Agent Warrants to 166,667 shares of Common Stock subject to adjustments only for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

            (d) On each Maximum Share Amount Redemption Date, the Company shall make payment in immediately available funds of the applicable Maximum Share Amount Redemption Price to the Purchaser of the Note, Warrant and Redemption Warrant (or portion(s) thereof) to be redeemed to or upon the order of the Purchaser as specified by the Purchaser to the Company at least one Business Day prior to such Maximum Share Amount Redemption Date. Upon redemption of less than all of the outstanding principal amount of the Note or unexercised portion of the Warrant or the Redemption Warrant, promptly, but in no event later than three Trading Days after surrender of the certificate therefor to the Company, the Company shall issue and deliver to the Purchaser a replacement certificate for the portion of the Note, the Warrant or the Redemption Warrant, as the case may be, evidenced by the certificate so surrendered which has not been redeemed.

            7. CONDITIONS TO CLOSING.

            7.1 CONDITIONS TO THE COMPANY'S OBLIGATIONS TO ISSUE AND SELL. The Company's obligation to issue and sell the Note and the Warrant to the Purchaser is conditioned upon satisfaction of the following conditions precedent on the Closing Date (any or all of which may be waived by the Company in its sole discretion):

            (a) The closings under the Other Purchase Agreements shall have occurred;

            (b) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement; and

            (c) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct on the date of this Agreement and the representations and warranties of the Purchaser contained in the Transaction Documents shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Purchaser shall have performed all covenants and agreements of the Purchaser contained herein or in any of the other Transaction Documents required to be performed by the Purchaser on or before the Closing Date.

            7.2 CONDITIONS TO THE PURCHASER'S OBLIGATIONS TO PURCHASE. The Purchaser's obligation to purchase the Note and Warrant is conditioned upon satisfaction of the following conditions precedent on the Closing Date (any or all of which may be waived by the Purchaser in its sole discretion):

            (a) The closings under the Other Purchase Agreements shall have occurred;

            (b) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

            (c) The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and the representations and warranties of the Company contained in the Transaction Documents shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Company shall have performed all covenants and agreements of the Company contained herein or in any of the other Transaction Documents required to be performed by the Company on or before the Closing Date;

            (d) No event which, if the Note were outstanding, would constitute an Event of Default or Repurchase Event or which, with the giving of notice or the passage of time, or both, would constitute an Event of Default or Repurchase Event shall have occurred and be continuing;

            (e) The Collateral Agent shall have executed and delivered to the Company the Security Agreement and a copy thereof, duly executed and delivered by the Company and the Collateral Agent, shall have been furnished to the Purchaser;

            (f) Nothing shall have come to the Purchaser's attention that renders the search reports of the relevant Uniform Commercial Code filing offices previously provided by the Company inaccurate or incomplete;

            (g) All filings of financing statements necessary or appropriate under the Uniform Commercial Code in connection with the Security Agreement shall have been made, and the Purchaser shall have received satisfactory evidence of such filings;

            (h) The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, duly executed by its Chief Executive Officer or Chief Financial Officer, to the effect set forth in subparagraphs (a), (b), (c) and
(d) of this Section 7.2;

            (i) The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, of the Secretary of the Company certifying (A) the

Certificate of Incorporation and By-Laws of the Company as in effect on the Closing Date, (B) all resolutions of the Board of Directors (and committees thereof) of the Company relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (C) the due election or appointment, incumbency and specimen signature of each officer of the Company who executes any Transaction Document, with provisions for counter-certification of the election or appointment, incumbency and signature of the Secretary of the Company by another officer of the Company;

            (j) The Purchaser shall have received an opinion of Weil Gotshal & Manges LLP, counsel for the Company, dated the Closing Date, addressed to the Purchaser, substantially in the form attached as EXHIBIT E and otherwise in form, scope and substance reasonably satisfactory to the Purchaser;

            (k) The Purchaser shall have received an opinion of the Senior Vice President and General Counsel of the Company, dated the Closing Date, addressed to the Purchaser, substantially in the form attached as EXHIBIT F and otherwise in form, scope and substance reasonably satisfactory to the Purchaser; and

            (l) On the Closing Date, (i) trading in securities on the NYSE, the AMEX or Nasdaq shall not have been suspended or materially limited and (ii) a general moratorium on commercial banking activities in the State of New York or the State of Texas shall not have been declared by either federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any United States financial market which, in each case, in the good faith judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Note and Warrant.

            8. MISCELLANEOUS.

            8.1 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Company. This Agreement may not be assigned by the Purchaser prior to the Closing without the prior written consent of the Company, which consent may not be unreasonably withheld or delayed. After the Closing, (1) without the prior written consent of the Company, but after notice given to the Company, the Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or an investment fund for which the investment advisor is the same as, or is an Affiliate of, the Purchaser's investment advisor or (2) subject to and upon compliance with the assignment and transfer provisions, if any, of the Securities, to any transferee of Securities from the Purchaser; provided, however, that in no event may the Purchaser transfer or assign pursuant to this clause (2) its rights under Section 6.3 without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            8.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.3 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            8.4 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) telephone line facsimile transmission, upon receipt of confirmation of complete transmittal, or (iii) a recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

            If to the Company:

                  Zix Corporation
                  2711 N. Haskell Avenue
                  Suite 2300, LB 36
                  Dallas, Texas 75204

                  Attention: Chief Financial Officer

                  Telephone: (214) 370-2000
                  Fax:       (214) 515-7385

            If to the Purchaser:

                  to the address set forth on the signature pages hereto.

            8.5 EXPENSES. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay or reimburse the Purchaser, at or before the Closing, for its legal and due diligence expenses incurred in connection herewith to the extent not previously paid or deposited with the Purchaser's legal counsel; provided, however, in no event shall the Company be required to pay more than $40,000 towards such expenses of the Purchaser. The Company shall pay all fees and expenses of all finders, brokers, placement agents in connection with the transactions contemplated by this Agreement pursuant to any separate agreement between one or more such parties and the Company.

            8.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser; provided, however, that any such amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

            8.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            8.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the other Transaction Documents and other documents contemplated hereby and thereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof and there are no representations or warranties, written or oral, by either party in connection with this Agreement except as set forth herein and therein.

            8.9 FURTHER ASSURANCES. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

            8.10 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

            8.11 REMEDIES.

            (a) The Purchaser shall be entitled to specific performance of the Company's obligations under the Transaction Documents.

            (b) The Company on the one hand and the Purchaser on the other hand shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including reasonable attorneys' fees and expenses) arising out of any breach of any of its representations, warranties, covenants or agreements in any of the Transaction Documents, or arising out of the enforcement of this Section 8.11.

            8.12 JURISDICTION. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The Company consents and submits to the jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served on the Company inside or outside the State of New York or the Southern District of New York (but with respect to any party hereto, such consent shall not be deemed a general consent to jurisdiction and service for any third parties) by registered mail, return receipt requested, directed to the Company at its address provided in or pursuant to this Agreement (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The Company hereby waives any right to object to a proceeding in such courts based on inconvenience of the forum and waives and right to a jury trial in connection with any litigation pursuant to this Agreement.

            8.13 SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the documents delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing and delivery of and payment for the Note and issuance of the Warrant, and shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any Person controlling or acting on behalf of the Purchaser or by the Company or any Person controlling or acting on behalf of the Company.

            8.14 CONSTRUCTION; PURCHASER STATUS. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The Purchaser is not acting as part of a "group" (as that term is used in Section 13(d) of the 1934 Act) in negotiating and entering into this Agreement or purchasing the Note and the Warrant or acquiring, disposing of or voting any of the Underlying Shares or the Warrant Shares. The Company hereby confirms that it understands and agrees that the Purchaser is not acting as part of any such group.

            8.15 TERMINATION. If the conditions precedent set forth in Section
7.2 are not satisfied, or waived by the Purchaser in its sole discretion, by 10:45 a.m., Eastern Standard Time, on Tuesday, November 2, 2004, the Purchaser shall have no further obligation to complete the Closing of the purchase of the Note and the Warrant and shall have no further liability to the Company under this Agreement, or otherwise, relating to the transactions contemplated hereby.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed by their respective officers or other representatives thereunto duly authorized as of the date first above written.

                                         ZIX CORPORATION

                                         By: /s/ Brad Almond
                                             -----------------------------------
                                             Name:  Brad Almond
                                             Title: CFO

                                             OMICRON MASTER TRUST

                                               BY: OMICRON CAPITAL, L.P.,
                                                   AS INVESTMENT ADVISOR

                                                   BY: OMICRON CAPITAL,
                                                       INC., GENERAL PARTNER

                                                       By: /s/ Olivier Morali
                                                           ---------------------
                                                           Name: Olivier Morali
                                                           Title: President

Purchase Price:                              $10,000,000.00
Number of Warrant Shares:                           500,000
Initial Conversion Price of Note:            $         6.00
Initial Exercise Price of Warrant:           $         6.00
Purchaser's Residence:                       Bermuda

                                             Address for Notices:

                                             Omicron Master Trust
                                             c/o Omicron Capital, L.P.
                                             650 Fifth Avenue
                                             24th Floor
                                             New York, New York  10019

                                             Attn: Mr. Brian Daly

                                             Facsimile: (212) 258-2315
                                             E-mail: bd@omicroncapital.com

                                             with copies to:

                                             Law Offices of Brian W Pusch
                                             Penthouse Suite
                                             29 West 57th Street
                                             New York, New York  10019

                                             Facsimile: (212) 980-7055